Exhibit 21

                              HC INNOVATIONS, INC.

                              LIST OF SUBSIDIARIES


Healthcare Innovations, Inc., a Delaware corporation
Enhanced Care Initiatives, Inc., a Delaware corporation
Enhanced Care Initiatives of Tennessee, Inc. a Tennessee corporation Texas Enhanced Care Initiatives, Inc., a Texas corporation